EXHIBIT 99.4

Barington Companies Equity Partners, L.P.	Clinton Multistrategy Master Fund, Ltd.
c/o Barington Capital Group, L.P.	c/o Clinton Group, Inc.
888 Seventh Avenue, 17th Floor	9 West 57th Street, 26th Floor
New York, New York 10019	New York, New York 10019

February 29, 2008

Via Facsimile and Overnight Delivery

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, Arkansas 72201

Attn:  Corporate Secretary

Re:

Inspection of Books and Records

Dear Sir or Madam:

Barington Companies Equity Partners, L.P., a Delaware limited partnership (“Barington”), is the beneficial owner of 567,830 shares of Class A Common Stock, $0.01 par value (the “Class A Common Stock”), of Dillard’s, Inc., a Delaware corporation (the “Company”), 1,000 shares of which are held of record (the “Barington Shares”).  Clinton Multistrategy Master Fund, Ltd., a Cayman Islands company (“Clinton”), is the beneficial owner of 463,200 shares of Class A Common Stock of the Company, 100 shares of which are held of record (the “Clinton Shares”).

As the record owner of the Barington Shares and the Clinton Shares, respectively, Barington and Clinton each hereby demands, pursuant to Section 220 of the Delaware General Corporation Law and the common law of the State of Delaware, during the usual hours for business, to inspect the following books and records of the Company and to make copies or extracts therefrom:

1.

Stockholder Lists

(a)

A complete list of the Company’s stockholders of record, certified by its transfer agent(s) and/or registrar(s), showing the name, address and number of shares registered in the name of each such stockholder.

(b)

A magnetic computer tape list of the holders of the Class A Common Stock, showing the name, address and number of shares registered in the name of each such holder, such computer processing data as is necessary for Barington, Clinton and their agents to make use of such magnetic computer tape, and a hard copy printout of such magnetic computer tape for verification purposes.

(c)

All daily transfer sheets now or hereafter in the Company’s or its transfer agent’s possession or control, or which can reasonably be obtained from brokers, dealers,

banks, clearing agencies, voting trustees or their nominees, showing the changes in the list of stockholders of the Company referred to in item 1(a) above from the date hereof (or another recently practicable date) through the Record Date (as defined below).

(d)

All information and listings now or hereinafter in the Company’s or its transfer agent’s possession or control, or which can reasonably be obtained from nominees of any central certificate depository systems or their nominees, brokers, dealers, banks, respondent banks, clearing agencies, voting trusts and their nominees or other nominees, concerning the number, identity of, and shares held by the actual beneficial owners of the Class A Common Stock, including, without limitation, banks, brokers, dealers and other financial institutions who own Class A Common Stock for their own or their customers’ account, any holdings in the respective names of Cede & Co. and other similar depositories or nominees as well as any material request list provided by Broadridge Financial Services, Inc., any omnibus proxies issued by such entities and all DTC Participant listings, and all such listings or other information which is in electronic form shall be provided to the undersigned or its agents as soon as it is made available to the Company or its agents, and further, if the Company or its agents are authorized to have online access to the depository trust company security position listings, then MacKenzie Partners, Inc., as Barington’s and Clinton’s agent, shall be given equivalent access.

(e)

All information now or hereinafter in the Company’s possession or control or which can reasonably be obtained from brokers, dealers, banks, clearing agencies, voting trustees or their nominees, relating to the names of the non-objecting beneficial owners of the Class A Common Stock (commonly referred to as a “NOBO” list) whose shares are held by brokers, dealers, banks, clearing agencies, voting trustees or their nominees in the format of a magnetic computer tape or cartridge file of such owners showing the name, address and number of shares registered in the name of each such owner in descending balance order, such computer processing data as is necessary for Barington, Clinton and their agents to make use of such magnetic computer tape or cartridge, and a hard copy printout of such magnetic computer tape or cartridge for verification purposes (such information with respect to brokers and dealers is readily available to the Company under Rule 14b-1 and/or Rule 14b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from Broadridge Financial Services, Inc., or otherwise).

(f)

All “respondent bank” lists and omnibus proxies for such lists, pursuant to Rule 14b-2 of the Exchange Act.

(g)

A list of stockholders of the Company who are participants in any Company employee stock ownership, stock purchase, stock option, retirement, 401(k), restricted stock, incentive, profit sharing, dividend reinvestment or any similar plan in which voting of Class A Common Stock under the plan is controlled, directly or indirectly, individually or collectively, by such plan’s participants, showing (i) the name and address of each such participant, (ii) the number of shares of Class A Common Stock attributable to each such participant in any such plan, and (iii) the method by which Barington and Clinton or their agents may communicate with each such participant.

2.

Organizational Documents

A complete and correct copy of the bylaws and certificate of incorporation of the Company, as in effect now and as amended from time to time.

Each item is requested to be complete and correct as of the date hereof (or another recently practicable date).  In addition, Barington and Clinton each hereby demands that modifications, additions and deletions to any and all information referred to in items 1 and 2 above be furnished to Barington and Clinton as soon as such modifications, additions and deletions become available to the Company or its agents or representatives.  This letter shall also serve as Barington’s and Clinton’s demand to inspect and copy each item set forth above reflecting data as of the record date for the Company’s next annual meeting of stockholders (as the same may be amended by the Company’s Board of Directors, by applicable law or otherwise, the “Record Date”).

Barington and Clinton will bear the reasonable costs incurred by the Company, including those of its transfer agent(s) or registrar(s), in connection with the production of the information demanded.

The purpose of this demand is to enable Barington and Clinton to communicate with the Company’s stockholders regarding matters relating to their interests as stockholders, including, without limitation, in connection with the election of directors at the Company’s next annual meeting of stockholders and any other matters that may properly come before such meeting in the event that Barington and Clinton elect to solicit proxies to elect directors at such meeting.

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Barington and Clinton each hereby designates and authorizes Kramer Levin Naftalis & Frankel LLP, Schulte Roth & Zabel LLP and MacKenzie Partners, Inc. and their partners, employees, agents and any other persons to be designated by them, acting singly or in any combination, to act as its agents and conduct the inspection and copying herein requested on our behalf.  Please advise Dan Burch (telephone 212-929-5748) of MacKenzie Partners, Inc. as to when and where the items demanded above will be available.  It is requested that the information identified above be made available as soon as it is available to the Company and, in any event, no later than March 7, 2008.

Very truly yours,

BARINGTON COMPANIES EQUITY PARTNERS, L.P.

By: Barington Companies Investors, LLC, its General Partner

By:  /s/ James A. Mitarotonda

James A. Mitarotonda
Managing Member

CLINTON MULTISTRATEGY MASTER FUND, LTD.

By:  Clinton Group, Inc., its Investment Advisor

By:  /s/ Michael. A. Popson

Michael. A. Popson
Managing Director

cc:

Dillard’s, Inc.

c/o The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Attention: Corporate Secretary

William T. Dillard, II

Chairman of the Board and Chief

Executive Officer

Dillard’s, Inc.

1600 Cantrell Road

Little Rock, Arkansas 72201

Peter G. Smith, Esq.

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Marc Weingarten, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Daniel Burch

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

[Affidavits intentionally omitted]